EXHIBIT 10.2

TRANSITION AND SEPARATION AGREEMENT

The parties to this Transition and Separation Agreement (this "Agreement") are Gregory R. Vaughn ("Employee") and Barrett Business Services, Inc. (the "Company").  This Agreement is effective as of June 30, 2019 (the "Effective Date").

RECITALS

A.

Employee wishes to transition out of his current employment with the Company as Chief Operating Officer by continuing employment in a new and limited role, which is to commence on the Effective Date and shall terminate on December 31, 2020 (the "Termination Date").

B.	The Company and Employee wish to provide for the smooth transition of Employee's duties and responsibilities and for the transfer of Employee’s institutional knowledge to the Company.

AGREEMENT

The Company and Employee agree as follows:

1.SERVICES

1.1Employee shall report to the President/Chief Executive Officer of the Company and shall provide the services to the Company as more fully described on the attached Exhibit A  (all such services, the "Services").

1.2Employee shall perform the Services for approximately 20 hours per month, or as otherwise agreed by the parties to this Agreement.

2.TERM AND TERMINATION

2.1The term of this Agreement commences on the Effective Date and shall terminate on the Termination Date (the "Term"), subject to earlier termination as provided herein.

2.2This Agreement may be terminated at any time by Employee or by the mutual written agreement of both parties.

2.3The Company may unilaterally terminate this Agreement immediately for "cause" by providing written notice to Employee.  For the purposes of this Agreement, "cause" includes any breach of Employee's obligations under this Agreement, any commission of a felony or of a crime involving theft, fraud or dishonesty committed by Employee in the course of performing services for the Company, any intentional act of dishonesty or fraud by Employee in the course of performing services for the Company, or the employment of Employee by, or the provision by employee of any services to, any competitor of the Company.

2.4Upon any termination of this Agreement, Employee’s employment with the Company shall terminate and Employee shall promptly deliver to the Company all documents and materials created or used in connection with the Services.

3.COMPENSATION AND EQUITY AWARDS

3.1In exchange for performing the Services, Employee shall be entitled to a salary of $2,000 per month, prorated for any partial months.  Employee shall have no right to be paid any bonus for his services performed during the 2019 calendar year (whether accrued or not) or any subsequent year during the Term.

3.2All restricted stock units ("RSUs") that have been awarded to Employee prior to the Effective Date and that are not vested as of the Effective Date will be accelerated by the Company and considered fully vested as of the Effective Date.

3.3As of the Effective Date, Employee shall have no right to receive any new or additional equity awards (including without limitation RSUs or Performance Share Awards), and, notwithstanding the second sentence of Section 5 of this Agreement, any Performance Share Awards that are unvested as of the Effective Date will be forfeited in their entirety as of that date.

3.4As of the Effective Date, Employee shall no longer be entitled to participate in the Company’s Nonqualified Deferred Compensation Plan ("NQDC Plan"), and any related matching RSUs scheduled to be granted after the Effective Date will not be granted.

4.BENEFITS

4.1Employee shall be entitled to health benefits during the Term to the extent Employee is otherwise eligible under the Company’s applicable health plan.  Consistent with any Company plan that provides health benefits to its employees, Company will deduct the Employee-responsible portion of any health benefit premium through payroll deductions.

4.2To the extent Employee can be excluded under the terms of the relevant plan or agreement, Employee will not be entitled to vacation benefits, profit sharing arrangements, severance arrangements, or participation in a 401K plan during the Term.

4.3Employee will not be entitled to any rights or benefits under any life insurance policy in the Company’s name, and the Change in Control Agreement and the Death Benefit Agreement by and between the Company and Employee will each be terminated, as of the Effective Date.

5.SEPARATION FROM SERVICE

The parties to this Agreement acknowledge that Employee’s transition to the limited role of performing the Services for the Company on the Effective Date will be a “Separation from Service” as that term is defined under Section 2.30 of the NQDC Plan.  Notwithstanding the foregoing, Employee will continue to be treated as an employee of the Company with respect to any stock options outstanding under the Company’s stock incentive plans until this Agreement is terminated.

6.CONFIDENTIALITY

Employee acknowledges and reaffirms Employee's continuing obligations under any confidentiality agreement and code of conduct that Employee entered into in connection with Employee's employment with the Company, and Employee will continue to strictly comply with the terms of any confidentiality agreement throughout the Term.

7.MISCELLANEOUS

7.1Entire Agreement.  Except as otherwise provided herein (including without limitation Section 6), this Agreement constitutes the entire agreement of the parties concerning the subject matter of this Agreement, and expressly supersedes any employment agreement between Employee and the Company.

7.2Consideration.  The parties acknowledge that the only consideration for this Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Agreement, and that this Agreement has been executed voluntarily.

7.3Attorneys’ Fees.  If any litigation, suit, or proceeding is instituted to enforce, interpret, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded, its attorneys’ fees and costs at trial, any appeal, collection of the award, or the enforcement of any order.

7.4Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction).

IN WITNESS WHEREOF, the parties executed this Agreement as of June 3, 2019.

EMPLOYEE	COMPANY
Barrett Business Services, Inc.
/s/ Gregory Vaughn	By:	/s/ Gary Kramer
Gregory R. Vaughn	Name:	Gary Kramer
	Title:	Chief Financial Officer

EXHIBIT A

DESCRIPTION OF SERVICES

Employee shall provide the following services for the Company:

Serve in the capacity of Subject Matter Expert (SME) as appropriate in support of the Pelican initiative and existing operations.

Be available to the CEO to provide any one-off research, modeling, forecasting, etc. in support of initiatives that might not be appropriate for other employees to be involved in.

Employee shall provide such other additional advisory services as the parties to this Agreement may agree from time to time.